                                                                     Exhibit 3-2


                            CERTIFICATE OF AMENDMENT
                                       TO
             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
                     SERIES B-1 CONVERTIBLE PREFERRED STOCK

                                       OF

                                  DIVINE, INC.

                       (ORIGINALLY FILED ON JULY 17, 2002)

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

         I, the undersigned, Jude M. Sullivan, Senior Vice President and Secretary of divine, inc., a Delaware corporation (hereinafter called the "CORPORATION"), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Amendment to Certificate of Designations and do hereby state and certify (i) no shares of Series B-1 Convertible Preferred Stock have been issued and (ii) that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Third Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors duly adopted the following resolutions amending the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Company's Series B Convertible Preferred Stock, to read in their entirety as follows:

         RESOLVED, that, pursuant to Article FOURTH of the Third Amended and Restated Certificate of Incorporation of the Corporation (which authorizes 50,000,000 shares of preferred stock, $0.001 par value ("PREFERRED STOCK")), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

         RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

         1. NUMBER AND DESIGNATION. 100,000 shares of the Preferred Stock of the Corporation shall be designated as Series B-1 Convertible Preferred Stock (the "SERIES B-1 PREFERRED STOCK").

         2. DEFINITIONS. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated, unless the context otherwise requires.

         "ADJUSTED CONVERSION PRICE" means, with respect to any share of Series B-1 Preferred Stock, at any time, the Initial Conversion Price of such share of Series B-1 Preferred Stock, as adjusted from time to time pursuant to Section 6(e) hereof.

         "AFFILIATE" means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling," and "controlled" have meanings correlative to the foregoing.

         "BOARD OF DIRECTORS" means the Board of Directors of the Corporation.

         "BUSINESS DAY" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York City, New York generally are authorized or required by law or other governmental actions to close.

         "COMMON STOCK" means the Corporation's Class A Common Stock, par value $0.001 per share.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

         "GROUP" means a group within the meaning of Section 13(d)(3) of the Exchange Act.

         "INITIAL CONVERSION PRICE" means with respect to any share of Series B-1 Preferred Stock, the Ten-Day VWAP.

         "ISSUE DATE" means with respect to any share of Series B-1 Preferred Stock, the date of the Mandatory Closing.

         "LIQUIDATION PREFERENCE" means, with respect to any share of Series B-1 Preferred Stock, $1,000 per whole share of Series B-1 Preferred Stock (as adjusted for stock splits, reverse stock splits, stock dividends and similar transactions with respect to the Series B-1 Preferred Stock).

         "MANDATORY CLOSING" has the meaning specified in the Second Amended and Restated Purchase Agreement.

         "MARKET PRICE" means, with respect to the Common Stock, on any given day, (i) the price of the last trade, as reported on the Nasdaq National Market, not identified as having been reported late to such system, or (ii) if the Common Stock is so quoted, but not so traded, the average of the last bid and ask prices, as those prices are reported on the Nasdaq National Market, or (iii) if the Common Stock is not listed or authorized for trading on the Nasdaq National Market or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose and reasonably acceptable to Oak. If the Common Stock is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as mutually agreed upon by the Corporation and Oak.

         "OAK" means Oak Investment Partners X, Limited Partnership; Oak Investment Partners IX, Limited Partnership; Oak X Affiliates Fund, Limited Partnership; Oak IX Affiliates Fund, Limited Partnership; and Oak IX Affiliates Fund-A, Limited Partnership and their respective Affiliates, but any of such Persons (including the Persons listed above) will only be deemed to be Oak if such Person purchases shares of Series B-1 Preferred Stock or Series B Preferred Stock under and pursuant to the Second Amended and Restated Purchase Agreement or Securities Purchase Agreement and holds such shares or shares of Common Stock issued upon conversion thereof in accordance with this Certificate of Designations or the Series B Certificate of Designations, as applicable.

         "OUTSTANDING", when used with reference to shares of stock, means issued and outstanding shares, excluding shares held by the Corporation or a subsidiary.

         "PERSON" means an individual, corporation, partnership, limited liability company, association, trust and any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "PRINCIPAL MARKET" means the Nasdaq National Market, or if the Common Stock is not traded on the Nasdaq National Market, then the principal securities exchange or trading market for the Common Stock.

         "PURCHASERS" has the meaning specified in Section 6(g) of this Certificate of Designations.

         "RIGHTS PLAN" has the meaning specified in the Second Amended and Restated Purchase Agreement.

         "SECOND AMENDED AND RESTATED PURCHASE AGREEMENT" means that certain Second Amended and Restated Securities Purchase Agreement, dated as of July 24, 2002, between the Corporation and the Purchasers.

         "SECURITIES PURCHASE AGREEMENT" means that certain Securities Purchase Agreement, dated on or about May 29, 2002, between the Corporation and the Purchasers.

         "SERIES A JUNIOR PREFERRED STOCK" means the Series A Junior Participating Preferred Stock, par value $0.001 per share.

         "SERIES B CERTIFICATE OF DESIGNATIONS" means the Certificate of Designations, Preferences and Rights of Series B Preferred Stock, as amended.

         "SERIES B PREFERRED STOCK" means the Series B Convertible Preferred Stock, par value $0.001 per share, authorized pursuant to the Series B Certificate of Designations.

         "TEN-DAY VWAP" means the arithmetic average of the Weighted Average Price of the Common Stock on each trading day during the ten (10) consecutive trading days immediately preceding the second (2nd) Business Day prior to the date on which the Stockholder Approval (as defined in the Securities Purchase Agreement) is obtained; PROVIDED, HOWEVER, that in no event shall the Ten-Day VWAP be less than $1.50 per share of Series B-1 Preferred Stock or greater than $5.00 per share of Series B-1 Preferred Stock (subject in each case to adjustment for stock splits, stock dividends, stock combinations and other similar transactions after the date of the Securities Purchase Agreement and before the issuance of the Mandatory Preferred Shares (as defined in the Securities Purchase Agreement)).

         "WEIGHTED AVERAGE PRICE" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m., New York City Time, and ending at 4:00 p.m., New York City Time, as reported by Bloomberg Financial Markets, or any successor thereto ("BLOOMBERG"), through its "Volume at Price" functions or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City time, and ending at 4:00 p.m., New York City Time, as reported by Bloomberg. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually agreed upon by the Corporation and Oak. All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

         3. RANK. (a) Any class or series of capital stock of the Corporation shall be deemed to rank:

                           (i) prior to the Series B-1 Preferred Stock, either as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up, or both, if the holders of such class or series shall be entitled by the terms thereof to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, in preference or priority to the holders of Series B-1 Preferred Stock ("SENIOR SECURITIES");

                           (ii) on a parity with the Series B-1 Preferred Stock, either as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up, or both, if such stock or series shall be Series B Preferred Stock or if the holders of the Series B-1 Preferred Stock and of such class of stock or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, or both, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences (including, but not limited to, preferences as to payment of dividends or other amounts distributable upon liquidation), without preference or priority one over the other and such class of stock or series is not a class of Senior Securities ("PARITY SECURITIES"); and

                           (iii) junior to the Series B-1 Preferred Stock, either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, or both, if such stock or series shall be Common Stock or Series A Junior Preferred Stock or if the holders of the Series B-1 Preferred Stock shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, in preference or priority to the holders of shares of such stock or series (including, but not limited to, preferences as to payment of dividends or other amounts distributable upon liquidation) ("JUNIOR SECURITIES").

                  (b) The respective definitions of Senior Securities, Junior Securities and Parity Securities shall also include any rights or options exercisable or exchangeable for or convertible into any of the Senior Securities, Junior Securities and Parity Securities, as the case may be.

                  (c) The Series B-1 Preferred Stock shall be subject to the creation of Junior Securities and, subject to Section 7(b) of this Certificate of Designations, Parity Securities and Senior Securities.

         4. DIVIDENDS. (a) In the event any dividend or other distribution payable in cash or other property is declared on the Common Stock (other than dividends payable solely in shares of Common Stock), each holder of shares of Series B-1 Preferred Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same cash or other property which such holder would have received if on such record date such holder was the holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Series B-1 Preferred Stock then held by such holder are then convertible.

         5. LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the shares of Series B-1 Preferred Stock shall be entitled to receive with respect to each share of Series B-1 Preferred Stock held thereby an amount in cash equal to the Liquidation Preference of such share of Series B-1 Preferred Stock. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series B-1 Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series B-1 Preferred Stock and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series B-1 Preferred Stock and any such other Parity Securities if all amounts payable thereon were paid in full.

                  (b) Upon the completion of the distribution required by Section 5(a) and any other distribution that may be required with respect to any other series of Preferred Stock that may from time to time come into existence, subject to the rights of any other series of Preferred Stock that may from time to time come into existence, the holders of Series B-1 Preferred Stock shall participate with the Common Stock, the Series A Junior Preferred Stock and the Series B Preferred Stock ratably on an as-converted basis (without regard to the Exchange Cap) in the distribution of assets, or the proceeds thereof, until the holders of Series B-1 Preferred Stock shall have received with respect to each share of Series B-1 Preferred Stock held thereby (including amounts paid pursuant to Section 5(a)) an aggregate amount per share of Series B-1 Preferred Stock equal to the product of (x) the Liquidation Preference of each such share of Series B-1 Preferred Stock, TIMES (y) three (3); thereafter, the holders of Series B-1 Preferred Stock shall not be entitled to any further distribution or payment and, subject to the rights of the Series A Junior Preferred Stock, the Series B Preferred Stock and any other series of Preferred Stock that may from time to time come into existence, if assets remain in the

Corporation, the holders of the Common Stock of the Corporation shall receive the distribution of the remaining assets, or the proceeds thereof. Notwithstanding anything in this Section 5 to the contrary, if a holder of Series B-1 Preferred Stock would receive under and pursuant to this Section 5 a greater liquidation amount than such holder is entitled to receive pursuant to Sections 5(a)-(b) by converting such shares of Series B-1 Preferred Stock into shares of Common Stock, then such holder shall not receive any amounts under Section 5(a), but shall be treated for purposes of this Section 5 as though they had converted into shares of Common Stock, whether or not such holders had elected to so convert.

                  (c) Notwithstanding anything else in this Certificate of Designations, a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation shall be deemed to have occurred upon (A) (i) the acquisition of the Corporation by another Person by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or similar transaction, whether of the Corporation with or into any other Person or Persons or of any other Person or Persons with or into the Corporation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (ii) a sale of all or substantially all of the assets of the Corporation; PROVIDED that a consolidation or merger as a result of which the holders of capital stock of the Corporation immediately prior to such merger or consolidation possess (by reason of such holdings) 50% or more of the voting power of the corporation surviving such merger, consolidation or similar transaction (or other Person which is the issuer of the capital stock into which the capital stock of the Corporation is converted or exchanged in such merger or consolidation) shall not be treated as a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation within the meaning of this Section 5 or (B) a transaction or series of transactions in which a person or group of persons (as defined in Rule 13d-5(b)(1) of the Exchange Act) (excluding Oak) acquires beneficial ownership (as determined in accordance with Rule 13d-3 of the Exchange Act) of more than 50% of the Common Stock or the voting power of the Corporation (a "CHANGE OF CONTROL").

         6. CONVERSION. (a) Shares of Series B-1 Preferred Stock shall be convertible into Common Stock on the terms and conditions set forth in this Section 6. Subject to the provisions of this Section 6, each holder of shares of Series B-1 Preferred Stock shall have the right, at any time, at such holder's option, to convert any or all outstanding shares (and fractional shares) of Series B-1 Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock. In addition, if the Market Price of the Common Stock exceeds $50 per share (after giving effect to the reverse stock split of the Common Stock effective at 12:01 a.m. on May 29, 2002 but subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions with respect to the Common Stock after such date) for any 60 consecutive trading day period that begins after November 29, 2003 (a "MANDATORY CONVERSION EVENT"), then, upon such Mandatory Conversion Event, each outstanding share of Series B-1 Preferred Stock shall automatically be converted into Common Stock as set forth in this Section 6 and in accordance with Section 6(c) hereof. The number of shares of Common Stock deliverable upon the conversion hereunder of a share of Series B-1 Preferred Stock as of any date shall be an amount equal to $1,000 (as adjusted for stock splits, reverse stock splits, stock dividends and similar transactions with respect to the Series B-1 Preferred Stock), DIVIDED BY the Adjusted Conversion Price of such share of Series B-1 Preferred Stock.

                  (b)      (i)     In order to exercise the conversion
         privilege, the holder of the shares of Series B-1 Preferred Stock to be converted shall surrender the certificate representing such shares of Series B-1 Preferred Stock (or a lost stock affidavit therefor reasonably acceptable to the Corporation) at the office of the Corporation, with a written notice of election to convert completed and signed, specifying the number of shares of Series B-1 Preferred Stock to be converted. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series B-1 Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney.

                          (ii) As promptly as practicable after the surrender by a holder of certificates for shares of Series B-1 Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, (w) a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 6, (x) any cash adjustment required pursuant to Section 6(d) and (y) in the event of a conversion in part, a certificate or certificates for the whole number of shares of Series B-1 Preferred Stock not being so converted.

                         (iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series B-1 Preferred Stock shall have been surrendered to the Corporation for conversion and such notice received by the Corporation as aforesaid, and the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date. All shares of Common Stock delivered upon conversion of the Series B-1 Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of Series B-1 Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 6 and a certificate or certificates representing shares of Series B-1 Preferred Stock not converted.

                  (c) Upon the occurrence of a Mandatory Conversion Event, all holders of shares of Series B-1 Preferred Stock shall surrender to the Company for cancellation the original stock certificates duly endorsed for cancellation and such shares of Series B-1 Preferred Stock shall be deemed to have been converted in accordance with this Section 6 as of the date of the occurrence of the Mandatory Conversion Event.

                  (d) In connection with the conversion of any shares of Series B-1 Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price per share of Common Stock on the business day on which such shares of Series B-1 Preferred Stock are deemed to have been converted.

                  (e) (i) In case the Corporation shall at any time after the Issue Date of the Series B-1 Preferred Stock (A) declare a dividend or make a distribution on Common Stock payable in Common Stock, (B) subdivide or split the outstanding Common Stock, (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, (D) issue any shares of its capital stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), or (E) consolidate with, or merge with or into, any other Person, the Adjusted Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, merger or reclassification shall be proportionately adjusted so that the conversion of the Series B-1 Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Corporation (or shares of any security into which such shares of Common Stock have been combined, consolidated, merged or reclassified pursuant to clause (e)(i)(C), (e)(i)(D) or (e)(i)(E) above of this Section 6) which, if the Series B-1 Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger or reclassification, assuming for purposes of such calculation that such holder of Common Stock of the Corporation (x) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such recapitalization, sale or transfer was made, as the case may be ("CONSTITUENT PERSON"), or an Affiliate of a constituent person and (y) failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer (PROVIDED, that if the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer is not the same for each share of Common Stock of the Corporation held immediately prior to such reclassification, change, consolidation, merger, recapitalization, sale or transfer by other than a constituent person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("NON-ELECTING SHARE"), then for the purpose of this Section 6(e) the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Such adjustment shall be made successively whenever any event listed above shall occur.

                           (ii) In case the Corporation shall issue or sell any Common Stock (other than Common Stock (collectively, the "EXCLUDED SECURITIES") issued (A) pursuant to the Corporation's stock option plans or pursuant to any other Common Stock related employee compensation plans of the Corporation approved by the Corporation's Board of Directors or its predecessors (including such plans under Section 423 of the Internal Revenue Code of 1986, as amended) (collectively, "STOCK PLANS"), (B) to vendors, banks, lenders and equipment lessors of the Corporation or its subsidiaries in transactions the primary purpose of which is not the raising of capital, provided that the aggregate number of shares of Common Stock so issued after the date of the Initial

         Closing do not (1) have an aggregate market price at the date of such issuance in excess of $5 million or (2) exceed 1 million shares of Common Stock (after giving effect to the reverse stock split of the Common Stock effective at 12:01 a.m. on May 29, 2002 but subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions with respect to the Common Stock after such date), (C) pursuant to (1) the conversion of convertible notes or other debt instruments outstanding as of the date of the Initial Closing, (2) the exercise of warrants outstanding as of the date of the Initial Closing and (3) obligations of the Corporation existing as of the date of the Initial Closing to issue shares of Common Stock, (D) in connection with (1) acquisitions by the Corporation or its subsidiaries of assets or equity securities of third Persons or (2) mergers, consolidations, joint ventures or other business combinations by the Corporation with third Persons, (E) pursuant to the Rights Plan, (F) (or deemed to have been issued) pursuant to the Securities Purchase Agreement or pursuant to the conversion of any shares of Series B Preferred Stock or (G) upon exercise or conversion of any security the issuance of which caused an adjustment under Section 6(e)(iii) or 6(e)(iv) hereof) without consideration or for a consideration per share less than the Adjusted Conversion Price then in effect, the Adjusted Conversion Price to be in effect after such issuance or sale shall be determined by multiplying the Adjusted Conversion Price in effect immediately prior to such issuance or sale by a fraction, (1) the numerator of which shall be the product of (I) the aggregate number of shares of Common Stock outstanding immediately before such issuance or sale, plus the aggregate number of shares of Common Stock into which the outstanding shares of Series B-1 Preferred Stock and Series B Preferred Stock are convertible immediately before such issuance or sale (but excluding any other options, warrants or convertible securities), plus the aggregate number of shares of Common Stock that the aggregate consideration received by the Corporation upon such issuance or sale would purchase at the Adjusted Conversion Price then in effect and (2) the denominator of which shall be (I) the aggregate number of shares of Common Stock outstanding immediately before such issuance or sale, plus the aggregate number of shares of Common Stock into which the outstanding shares of Series B-1 Preferred Stock and Series B Preferred Stock are convertible immediately before such issuance or sale (but excluding any other options, warrants or convertible securities), plus the aggregate number of shares of Common Stock so issued or sold; provided, however, that notwithstanding anything in this Certificate of Designations to the contrary, no adjustment in the Adjusted Conversion Price shall be effectuated, or required to be effectuated, pursuant to this Section 6(e)(ii) unless and until the Corporation issues or is deemed to have issued shares of Common Stock (other than Excluded Securities) which, when aggregated with all shares of Common Stock (other than Excluded Securities) issued or deemed to have been issued by the Corporation after the date of the Initial Closing have an aggregate market price at the date of such issuance or deemed issuance in excess of $10 million, at which time adjustments in the Adjusted Conversion Price pursuant to this
         Section 6(e)(ii) shall be effectuated, and be required to be effectuated, hereunder with respect to all issuances or deemed issuances of Common Stock that comprised or that are in excess of such $10 million amount, as if all such issuances occurred on the date such threshold is exceeded. In case any portion of the consideration to be received by the Corporation shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined by the Board of Directors of the Corporation; PROVIDED, HOWEVER, that if the holders of a majority of the Series B-1 Preferred Stock shall object to any such determination, the Board of Directors shall retain an independent appraiser reasonably satisfactory to such holders to determine such fair market value. The holders shall be notified promptly of any consideration other than cash to be received by the Corporation and furnished with a description of the consideration and the fair market value thereof, as determined by the Board of Directors.

                         (iii) Except for and with respect to Excluded Securities, in the event that the Corporation fixes a record date for the issuance of rights, options or warrants to the holders of its Common Stock or other securities entitling such holders to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share of Common Stock (or having a conversion price per share of Common Stock, if a security convertible into shares of Common Stock) less than the Adjusted Conversion Price in effect on such record date, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Adjusted Conversion Price then in effect shall be adjusted pursuant to Section 6(e)(ii) hereof, as though such maximum number of shares of Common Stock had been so issued for the aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section 6(e)(ii) hereof. Such adjustment shall be made successively whenever such record date is fixed; and in the event that such rights, options or warrants are not so issued or expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this
         Section 6(e)), the Adjusted Conversion Price then in effect shall again be adjusted to be the Adjusted Conversion Price which would then be in effect if such record date had not been fixed, in the former event, or the Adjusted Conversion Price which would then be in effect if such holder had initially been entitled to such changed number of shares of Common Stock, in the latter event.

                           (iv) Except for and with respect to Excluded Securities, in the event that the Corporation issues rights, options or warrants entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible into shares of Common Stock) or shall issue securities that are convertible, directly or indirectly, into Common Stock, and the price per share of Common Stock of such rights, options, warrants or convertible securities (including, in the case of rights, options or warrants, the price at which they may be exercised) is less than the Adjusted Conversion Price then in effect, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants or upon conversion of such convertible securities shall be deemed to have been issued and outstanding as of the date of such sale or issuance, and the Adjusted Conversion Price shall be adjusted pursuant to Section 6(e)(ii) hereof as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration equal to the minimum aggregate consideration paid for such rights, options, warrants or convertible securities and the aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section 6(e)(ii) hereof. Such adjustment shall be made successively whenever such rights, options, warrants or convertible securities are issued; and in the event that such rights, options or warrants expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 6(e)), the Adjusted Conversion Price shall again be adjusted to be the Adjusted Conversion Price which would then be in effect if such rights, options, warrants or convertible securities had not been issued, in the former event, or the Adjusted Conversion Price which would then be in effect if such holders had initially been entitled to such changed number of shares of Common Stock, in the latter event. No adjustment of the Adjusted Conversion Price Factor shall be made pursuant to this
         Section 6(e)(iv) to the extent that the Adjusted Conversion Price shall have been adjusted pursuant to Section 6(e)(iii) upon the setting of any record date relating to such rights, options, warrants or convertible securities and such adjustment fully reflects the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled and the price payable therefor.

                           (v) No adjustment to the Adjusted Conversion Price pursuant to Sections 6(e)(ii), 6(e)(iii) and 6(e)(iv) above shall be required unless such adjustment would require an increase or decrease of at least 1% in the Adjusted Conversion Price; PROVIDED HOWEVER, that any adjustments which by reason of this
         Section 6(e)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6(e) shall be made to the nearest four decimal points.

                          (vi) In the event that, at any time as a result of the provisions of this Section 6(e), the holder of Series B-1 Preferred Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, the number of such other shares so receivable upon conversion of Series B-1 Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

                  (f) All adjustments pursuant to this Section 6 shall be notified to the holders of Series B-1 Preferred Stock and such notice shall be accompanied by a Schedule of Computations of the adjustments certified by a financial officer of the Corporation.

                  (g) (i) Notwithstanding anything to the contrary contained herein, the Corporation shall not be obligated to issue more than an aggregate of 3,823,500 shares of Common Stock (after giving effect to the reverse stock split of the Common Stock effective at 12:01 a.m. on May 29, 2002 but subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions with respect to the Common

         Stock after such date) upon the conversion of any shares of Series B-1 Preferred Stock under this Section 6 or any shares of Series B Preferred Stock under Section 6 of the Series B Certificate of Designations in breach of the Corporation's obligations under the rules or regulations of The Nasdaq Stock Market (the "EXCHANGE CAP"), except that such limitation shall not apply in the event that the Corporation (a) obtains the approval of its stockholders as required by the applicable rules of The Nasdaq Stock Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount ("STOCKHOLDER APPROVAL"), or (b) obtains a written opinion from counsel reasonably acceptable to the Corporation and Oak that such approval is not required (an "OPINION"). Until Stockholder Approval or an Opinion is obtained, no purchaser of shares of Series B-1 Preferred Stock, pursuant to the Second Amended and Restated Purchase Agreement (the "PURCHASERS") shall be issued, upon conversion of shares of Series B-1 Preferred Stock issued pursuant to the Second Amended and Restated Purchase Agreement, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of shares of Series B-1 Preferred Stock issued to such Purchasers pursuant to the Second Amended and Restated Purchase Agreement and the denominator of which is the sum of the aggregate number of shares of Series B Preferred Stock issued pursuant to the Securities Purchase Agreement and the aggregate number of shares of Series B-1 Preferred Stock issued to the Purchasers pursuant to the Second Amended and Restated Purchase Agreement (the "CAP ALLOCATION AMOUNT").

                          (ii) In the event that the Corporation is, at the time of any conversion of shares of Series B-1 Preferred Stock under this Section 6 and Series B Preferred Stock (each, a "CONVERSION"), prohibited from issuing all of the shares of Common Stock then issuable upon such Series B-1 Preferred Stock or Series B Preferred Stock, as the case may be, as a result of or pursuant to the Exchange Cap, the Corporation shall, subject to the rights of the Series B Preferred Stock set forth in the Series B Certificate of Designations, (x) convert the maximum aggregate number of such shares of Series B-1 Preferred Stock and Series B Preferred Stock then permitted under and in accordance with the Exchange Cap into Common Stock in accordance with this Section 6 and Section 6 of the Series B Certificate of Designations, with such amount to be allocated pro rata among the holders of the Series B-1 Preferred Stock and Series B Preferred Stock to be converted in such Conversion (the "CONVERTING PREFERRED HOLDERS") based upon their respective Cap Allocation Amounts, (y) redeem, to the extent that the Corporation has funds legally available therefor, pro rata from such Converting Preferred Holders (based upon their respective Cap Allocation Amounts) the maximum aggregate number of shares of Series B-1 Preferred Stock or Series B Preferred Stock, respectively, held by such Converting Preferred Holder which were originally subject to such Conversion but which the Corporation was prohibited from converting into Common Stock as a result of or pursuant to the Exchange Cap (the "INITIAL REDEEMED EXCESS SHARES") that can be so redeemed at a price per share for each Initial Redeemed Excess Share equal to its respective Liquidation Preference (as defined herein with respect to the Series B-1 Preferred Stock and as defined in the Series B Certificate of Designations with respect to the Series B Preferred Stock) as of the date of the applicable Conversion (the "REDEMPTION PRICE") and (z) redeem, ratably from such Converting Preferred Holders (based upon their respective Cap Allocation Amounts), the remainder of the shares of Series B-1 Preferred Stock and Series B Preferred Stock submitted for conversion in such Conversion by such Converting Preferred Holder which the Corporation was prohibited from converting into Common Stock as a result of or pursuant to the Exchange Cap (the "REMAINING REDEEMED EXCESS SHARES") as soon as funds legally available for such purpose become available at a price per share for each Remaining Redeemed Excess Share equal to its respective Redemption Price. With respect to Initial Redeemed Excess Shares, the Corporation shall deliver to each applicable Converting Preferred Holder the aggregate Redemption Price payable thereto hereunder with respect to the Initial Redeemed Excess Shares held thereby within ten (10) Business Days after such Converting Preferred Holder has delivered to the Corporation the original stock certificate(s) representing the applicable Initial Redeemed Excess Shares (or a lost stock affidavit therefor reasonably acceptable to the Corporation), duly endorsed for transfer or accompanied by a stock power executed in blank. With respect to Remaining Redeemed Excess Shares, (i) such shares shall be deemed for all purposes to have been redeemed on and as of the date of the applicable Conversion, (ii) within seven (7) Business Days after funds become legally available to purchase such Remaining Redeemed Excess Shares, the Corporation shall give each applicable Converting Preferred Holder written notice to such effect, (iii) until such time as the accrued but unpaid Redemption Price payable for or with respect to all Remaining Redeemed Excess Shares has been paid in full, the Corporation shall be prohibited, without the prior written consent of the former holders of Remaining Redeemed Excess Shares who are owed a majority of the aggregate Redemption Price then payable to all former holders of Remaining Redeemed Excess Shares, from declaring or paying any cash dividends on or with respect to the Corporation's outstanding capital stock, repurchasing any shares of outstanding capital stock (except pursuant to Section 6(g) of this Certificate of Designations and Section 6(g) of the Series B Certificate of Designations) and except repurchases from employees, directors or consultants at cost pursuant to contracts approved by the Board of Directors) or making any distribution with respect to its capital stock and (iv) the Corporation shall deliver to each such Converting Preferred Holder the aggregate Redemption Price payable thereto hereunder with respect to the applicable Remaining Redeemed Excess Shares held thereby within ten (10) Business Days after the later of the date (1) such Converting Preferred Holder has delivered to the Corporation the original stock certificate(s) representing such Remaining Redeemed Excess Shares (or a lost stock affidavit therefor reasonably acceptable to the Corporation) to the Corporation, duly endorsed for transfer or accompanied by a stock power executed in blank and (2) the Corporation has funds legally available for such purpose and has delivered an Excess Share Redemption Notice to such Converting Preferred Holder with respect to such Remaining Redeemed Excess Shares in accordance with this Certificate of Designations or the Series B Certificate of Designations, as the case may be.

                           (iii) In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's shares of Series B-1 Preferred Stock, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of shares of Series B-1 Preferred Stock or Series B Preferred Stock shall convert all of such holder's shares of Series B-1 Preferred Stock or Series B Preferred Stock, respectively, into a number of shares of Common Stock which, in the aggregate, is less than such holder's CapAllocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of shares of Series B-1 Preferred Stock and Series B Preferred Stock on a pro rata basis in proportion to the number of shares of Series B-1 Preferred Stock and Series B Preferred Stock then held by each such holder.

         7. VOTING RIGHTS. (a) Except as otherwise provided by applicable law, the holders of the shares of Series B-1 Preferred Stock (i) shall be entitled to vote with the holders of the Common Stock on all matters submitted for a vote of holders of Common Stock, (ii) shall be entitled to a number of votes equal to the number of votes to which shares of Common Stock issuable upon conversion of such shares of Series B-1 Preferred Stock would have been entitled if such shares of Common Stock had been outstanding at the time of the applicable vote and related record date (provided that solely for the purposes of this determination, (i) no effect shall be given to any adjustment provided in Sections 6(e)(ii), 6(e)(iii) or 6(e)(iv) hereof and
(ii) the conversion price used for such determination shall not be less than the lower of (A) the closing bid price of the Common Stock on the trading day immediately preceding the issuance date of the applicable share of Series B-1 Preferred Stock and (B) the arithmetic average of the closing bid price of the Common Stock on each of the five consecutive trading days immediately preceding the issuance date of the applicable share of Series B-1 Preferred Stock) and (iii) shall be entitled to notice of any stockholders' meeting in accordance with the certificate of incorporation and bylaws of the Corporation. Notwithstanding the foregoing, in the event that, at any time before Stockholder Approval or an Opinion is obtained, the outstanding shares of Series B-1 Preferred Stock (on an as-converted to Common Stock basis) and Series B Preferred Stock (on an as-converted to Common Stock basis), plus any shares of Common Stock previously issued upon conversion of Series B-1 Preferred Stock and Series B Preferred Stock, would represent greater than the number of votes that would be held by the number of shares of Common Stock constituting the Exchange Cap, then for voting purposes the number of votes per share of Series B-1 Preferred Stock shall be automatically reduced (with such reduction allocated pro rata among the holders of Series B-1 Preferred Stock and Series B Preferred Stock based upon the aggregate number of shares of Series B-1 Preferred Stock and Series B Preferred Stock then held) so that the outstanding shares of Series B-1 Preferred Stock (on an as-converted to Common Stock basis) and Series B Preferred Stock (on an as-converted to Common Stock basis), plus any shares of Common Stock previously issued upon conversion of Series B-1 Preferred Stock and Series B Preferred Stock, represent the number of votes that would be held by the number of shares of Common Stock constituting the Exchange Cap.

                  (b) The Corporation shall not, without first obtaining the approval of the holders of not less than a majority of the total number of shares of Series B-1 Preferred Stock and Series B Preferred Stock then outstanding, voting together as a single class:

                           (i) offer, sell, authorize, designate or issue shares of any class or series of Senior Securities or Parity Securities;

                          (ii) increase the number of shares of Series B-1 Preferred Stock authorized pursuant to this Certificate of Designations or except pursuant to the Second

         Amended and Restated Purchase Agreement, issue any shares of Series B-1 Preferred Stock; or

                           (iii) amend, alter or repeal the Third Amended and Restated Certificate of Incorporation, the Amended and Restated By-laws of the Corporation, this Certificate of Designations (or any other certificate of designations) or of any provision thereof (including the adoption of a new provision thereof) which would result in an adverse change of the voting powers, designation and preferences and relative participating, optional and other special rights, and qualifications, limitations and restrictions of the Series B-1 Preferred Stock, excluding for the avoidance of doubt,
         (A) any reverse stock split that applies equally to all classes of capital stock of the Corporation or for which the Series B-1 Preferred Stock is entitled to anti-dilution protection pursuant to
         Section 6 hereof and (B) any amendment from time to time of the Rights Plan or the Certificate of Designations of the Series A Junior Preferred Stock effectuated in order to (1) provide that (x) the issuance of, or the agreement to issue, securities of the Corporation in connection with certain acquisitions, mergers, consolidations or other similar transactions of the Corporation or its subsidiaries do not trigger the rights and obligations under the Rights Plan or (y) certain Person(s) receiving such securities do not constitute a "Acquiring Person(s)" as defined in the Rights Plan or (2) increase the number of authorized shares of Series A Junior Preferred Stock in connection with, or as a result of, certain acquisitions, mergers, consolidations or other similar transactions of the Corporation or its subsidiaries (including, but not limited to, that certain amendment to be filed on or after May 29, 2002 in order to increase the number of authorized shares of Series A Junior Preferred Stock to 2,000,000); PROVIDED, HOWEVER, no such amendment will have the effect of causing (i) a Purchaser or a purchaser under the Securities Purchase Agreement to be an "Acquiring Person" because of the acquisition of Series B-1 Preferred Stock (and the Common Stock into which such Series B-1 Preferred Stock is convertible) or Series B Preferred Stock (or the Common Stock into which such Series B Preferred Stock is convertible), respectively, (ii) the acquisition of Series B-1 Preferred Stock (or the Common Stock into which such Series B-1 Preferred Stock is convertible) or Series B Preferred Stock (or the Common Stock into which such Series B Preferred Stock is convertible), respectively, to trigger a "Distribution Date" (as defined in the Rights Plan) or (iii) the inclusion of the Series B-1 Preferred Stock (or the Common Stock into which such Series B-1 Preferred Stock is convertible) or Series B Preferred Stock (or the Common Stock into which such Series B Preferred Stock is convertible), respectively, in the determination of whether a Purchaser is an "Acquiring Person" under the Rights Agreement.

                  (c) The consent or votes required in Section 7(b) above shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Corporation's Certificate of Incorporation or Amended and Restated Bylaws, which approval shall be obtained by vote of the stockholders of the Corporation in the manner provided in Section 7(a) above.

                  (d) Upon completion of the Initial Closing (as defined in the Series B Certificate of Designations), the holders of shares of Series B-1 Preferred Stock and Series B Preferred Stock, voting together as a single class, shall collectively be entitled to elect one member of the Board of Directors who shall be nominated by Oak and, in the event that the holders of a majority of the Series B-1 Preferred Stock and Series B Preferred Stock elect to exercise such right, the number of directors then constituting the Board of Directors shall be increased by one. Upon completion of the Mandatory Closing, the holders of shares of Series B-1 Preferred Stock and Series B Preferred Stock, voting together as a single class, shall collectively be entitled to elect up to two members of the Board of Directors in the aggregate (inclusive of the one member provided for in the preceding sentence), each of whom shall be nominated by Oak, and, in the event that the holders of a majority of the Series B-1 Preferred Stock and Series B Preferred Stock issued at the Initial Closing and the Mandatory Closing, respectively, elect to exercise such right, the number of directors then constituting the Board of Directors shall be increased in order to provide for a total of two additional Board seats. Whenever a majority of the shares of Series B-1 Preferred Stock and Series B Preferred Stock have been converted into Common Stock pursuant to this Certificate of Designations and the Series B Certificate of Designations, respectively, or have been transferred by the initial holder thereof to a Person that is not an Affiliate of the initial holders, then the right of the holders of the Series B-1 Preferred Stock and Series B Preferred Stock to elect such additional director(s) shall cease, and the term of office of any person elected as director by the holders of the Series B-1 Preferred Stock and Series B Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly.

         8. REPORTS. The Corporation shall mail to all holders of Series B-1 Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock. In the event the Corporation is not required to file quarterly and annual financial reports with the Securities and Exchange Commission pursuant to Section 13 or
Section 15(d) of the Exchange Act, the Corporation will furnish the holders of the Series B-1 Preferred Stock with reports containing the same information as would be required in such reports.

         9. HEADINGS. The headings of the Sections, subsections, clauses and subclauses of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

                  IN WITNESS WHEREOF, divine, inc. has caused this Certificate of Amendment to be signed and attested by the undersigned this 28th day of August, 2002.

                                   divine, inc.


                                   By:      /s/ Jude M. Sullivan
                                      ------------------------------------------
                                            Name:    Jude M. Sullivan
                                            Title:   Senior Vice President and
                                                     Secretary